SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

GEHL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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GEHL COMPANY
143 Water Street
West Bend, Wisconsin 53095

Notice of Annual Meeting of Shareholders
To Be Held April 22, 2005

To the Shareholders of Gehl Company:

        Notice is hereby given that the annual meeting of shareholders of Gehl Company will be held at the Cedar Theatre, located on the Cedar Lake Campus of Cedar Community, 5595 Highway Z, West Bend, Wisconsin 53095, on Friday, April 22, 2005, at 3:00 P.M. (CDT), for the following purposes:

1.	To elect one director to hold office until the annual meeting of shareholders in 2007 and until his successor is duly elected and qualified and to elect three directors to hold office until the annual meeting of shareholders in 2008 and until their successors are duly elected and qualified.

2.	To consider the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on February 28, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

        A proxy for the meeting and a proxy statement are enclosed herewith.

        A map showing the location of the Cedar Theatre accompanies this notice and proxy statement.

        Whether or not you expect to attend the annual meeting, you are requested to vote your shares by signing, dating and mailing the enclosed proxy card in the envelope provided, which is postage-paid if mailed in the United States.

By Order of the Board of Directors GEHL COMPANY
/s/ Michael J. Mulcahy
Michael J. Mulcahy Secretary

West Bend, Wisconsin
March 7, 2005

GEHL COMPANY
143 WATER STREET
WEST BEND, WISCONSIN 53095

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 22, 2005

GENERAL INFORMATION

Annual Meeting and Submission of Proxy

        This proxy statement and the accompanying proxy card are being furnished to shareholders by the Board of Directors (the “Board”) of Gehl Company (the “Company” or “Gehl”) beginning on or about March 7, 2005, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Friday, April 22, 2005, at 3:00 P.M. (CDT), at the Cedar Theatre, located on the Cedar Lake Campus of Cedar Community, 5595 Highway Z, West Bend, Wisconsin 53095, and at all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on February 28, 2005 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,644,632 shares of the Company’s Common Stock, $.10 par value per share (the “Common Stock”), each of which is entitled to one vote per share.

        Whether or not you attend the Annual Meeting, your vote is important. Accordingly, regardless of the number of shares of Common Stock you own, please vote by signing, dating and promptly mailing the accompanying proxy card.

Voting Procedures

        A proxy, in the enclosed form, that is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the persons nominated by the Board for election as directors, FOR the approval of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2005, and on such other business or matters that may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors and the approval of the appointment of the Company’s independent registered public accounting firm, the Board has no notice of any matters to be presented for action by the shareholders at the Annual Meeting.

        Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or by submitting another duly executed proxy bearing a later date.

Matters to be Considered at the Annual Meeting

        At the Annual Meeting, shareholders will consider and vote on (1) the election of one director to hold office until the annual meeting of shareholders in 2007 and until his successor is duly elected and qualified and the election of three directors to hold office until the annual meeting of shareholders in 2008 and until their successors are duly elected and qualified and (2) the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2005. The Board has, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated Marcel-Claude Braud for election as a director of the Company and Nicholas C. Babson, Thomas J. Boldt and Hans Neunteufel for re-election as directors of the Company (collectively, the “Company Nominees”).

ELECTION OF DIRECTORS

        The Company’s By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect one director to hold office until the annual meeting of shareholders in 2007 and until his successor is duly elected and qualified and three directors to hold office until the annual meeting of shareholders in 2008 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the Company Nominees. The Board has no reason to believe that any of the Company Nominees will be unable or unwilling to serve as a director if elected. However, in the event that any of the Company Nominees should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for other nominees selected by the Board in the exercise of its best judgment.

        Directors are elected by a plurality of the votes cast (assuming a quorum is present). A majority of the votes entitled to be cast on the election of directors must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. An abstention from voting will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee voting shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, will have the discretion to vote the beneficial owner’s shares with respect to the election of directors.

        The following sets forth certain information, as of February 1, 2005, about each of the Company Nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Term expiring in 2007

Marcel-Claude Braud, 52, has served as President and Chief Executive Officer of the Manitou Group, which includes Manitou BF S.A., since 1998. Mr. Braud held various management positions with various subsidiaries of the Manitou Group prior to 1998. Mr. Braud is a nominee for election as a director of the Company.

Terms expiring in 2008

Nicholas C. Babson, 58, is President of Babson Holdings, Inc. (an investment management company). Prior to assuming that position, Mr. Babson was Chairman of the Board, Chief Executive Officer and President from 1984 and Chairman of the Board and Chief Executive Officer from 1996 of Babson Bros. Co. (a global manufacturer and distributor of dairy equipment and consumable supplies) until his retirement from that company in 1999. Mr. Babson has served as a director of the Company since 1999. Mr. Babson is also a director of CenterPoint Properties Trust (a NYSE-listed real estate investment trust investing in industrial real estate primarily in the Chicago area), a director of SunTx Capital Partners (a private equity investment firm located in Dallas, Texas), a trustee and Chairman of the Farm Foundation (an association of agricultural educators, economists and business leaders) and Chairman of the Board of Regents of the University of the South, Sewanee, Tennessee.

Thomas J. Boldt, 52, has served as Chief Executive Officer of The Boldt Company (a consulting service, program and construction management, general construction and real estate development services firm) since 2000. Mr. Boldt has served as a director of the Company since 1996. Mr. Boldt is also a director of M&I Bank, Fox Valley (a national bank) and a director of Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin), a trustee of the State of Wisconsin Investment Board and a Regent of St. Olaf College.

Hans Neunteufel, 54, has served as Chief Executive Officer of Neuson-Kramer Baumaschinen AG (a holding company located in Linz-Leonding, Austria) since 2003. Mr. Neunteufel was Executive Vice President of Neuson Baumaschinen GmbH (a holding company located in Linz-Leonding, Austria) from 1997 to 2003. Mr. Neunteufel has served as a director of the Company since July, 2004. Mr. Neunteufel has also served as Managing Director of Neuson Hydraulik GmbH (producer of hydraulic components in Linz, Austria) since 1981. Mr. Neunteufel is also a Member of the Board of Sparkasse-Oberösterreich Bank AG (a bank located in Linz, Austria) and a Member of the Board of Industriellenvereinigung Oberösterreich (an Upper Austrian Manufacturers and Commerce Organization) and a Member of the Board of Rat für Forschung und Technologie (a state organization for improvement of the economy of the Upper Austrian country).

THE BOARD UNANIMOUSLY RECOMMENDS THE FOREGOING COMPANY NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL COMPANY NOMINEES.

Directors Continuing in Office

Terms expiring in 2006

John T. Byrnes, 58, has served as President and Executive Managing Director of Mason Wells, Inc. (a Milwaukee, Wisconsin–based private equity investment firm) since May, 1998. Mr. Byrnes was President and a director of M&I Capital Markets Group (the private equity arm of the Marshall & Ilsley Corporation) from 1985 to 1998. Mr. Byrnes has served as a director of the Company since 1999. Mr. Byrnes is also a director of the Medical College of Wisconsin Research Foundation and a director of numerous private companies.

Richard J. Fotsch, 49, has served as President of the Global Power Group of Kohler Company (a manufacturer of engines and generators distributed and rented worldwide) since February, 2004. Mr. Fotsch was President of the Engine Group of Navistar International Corporation (the largest U.S.-based truck and mid-range diesel engine manufacturer) from 2002 to 2004. Mr. Fotsch had previously served in various management positions with Briggs & Stratton Corporation (the world’s largest manufacturer of air-cooled gasoline engines for the outdoor power equipment industry). Mr. Fotsch has served as a director of the Company since 2000. Mr. Fotsch is a member of the Board of Trustees of Marquette University.

Dr. Hermann Viets, 62, has served as President and Chief Executive Officer of the Milwaukee School of Engineering (a university located in Milwaukee, Wisconsin focused primarily on engineering education) since 1991. Dr. Viets has served as a director of the Company since 1999. Dr. Viets is also a director of Astro Med, Inc. (an electronic equipment manufacturer), Public Policy Forum (an independent reviewer of public policy issues) and Competitive Wisconsin, Inc. (an association of business, education and labor leaders promoting the State of Wisconsin) and is a member of the Greater Milwaukee Committee (an organization of civic leaders promoting the economic development and social improvement of the City of Milwaukee).

Terms expiring in 2007

William D. Gehl, 58, has served as Chairman and Chief Executive Officer of the Company since April, 2003. Prior to that time he had served as President and Chief Executive Officer of the Company since November, 1992 and as Chairman of the Company since April, 1996. From January, 1990 until joining the Company in 1992, Mr. Gehl was Executive Vice President, Chief Operating Officer, General Counsel and Secretary of The Ziegler Companies, Inc. (a financial services holding company). Mr. Gehl held various management positions with The Ziegler Companies from 1978 to 1990. Mr. Gehl has served as a director of the Company since 1987. Mr. Gehl is also a director and Chairman of the Board of Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin), a director and past Chairman of the Board of the Association of Equipment Manufacturers (a national trade association of agricultural and construction equipment manufacturers), and a director of West Bend Savings Bank (a state financial institution), Mason Wells, Inc., Milwaukee, Wisconsin (a private equity investment firm) and ASTEC Industries, Inc., Chattanooga, Tennessee (a manufacturer of equipment for aggregate processing, asphalt road building and pipeline and utility trenching). Mr. Gehl is a member of the Florida and Wisconsin Bar Associations.

John W. Splude, 59, has served as Chairman and Chief Executive Officer of HK Systems, Inc. (an integrator of material handling systems and a provider of supply chain software solutions) since October, 1993. Mr. Splude has served as a director of the Company since 1995. Mr. Splude is also a member of the Material Handling Institute Roundtable (a trade association of material handling equipment manufacturers), a director of U.S. Bank-Wisconsin, National Association (a national bank), and Ladish Co., Inc. (an aerospace manufacturer), and a Regent of the Milwaukee School of Engineering (a university located in Milwaukee, Wisconsin focused primarily on engineering education). Mr. Splude serves on the Board of Directors of Big Brothers / Big Sisters and on the Special Advisory Board of Notre Dame Middle School.

BOARD OF DIRECTORS

        The Company’s Board of Directors is currently comprised of eight members. The Board has determined that the following directors are independent directors as defined under Nasdaq Stock Market, Inc. (“Nasdaq”) rules: Nicholas C. Babson, Thomas J. Boldt, John T. Byrnes, Richard J. Fotsch, John W. Splude and Hermann Viets. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees to assist it in discharging its duties. Each of these committees has the responsibilities set forth in written charters adopted by the Board. The Company makes available on its website located at www.gehl.com copies of each of these charters free of charge. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement. Each Committee is comprised solely of independent directors.

        The Audit Committee appoints, retains and, when appropriate, terminates the Company’s independent registered public accounting firm. The Audit Committee’s primary purpose is to provide oversight regarding the accounting and financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with laws and regulations. The Audit Committee reviews the scope, timing and results of the audit of the Company’s financial statements by the Company’s independent registered public accounting firm and reviews with the independent registered public accounting firm management’s policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company’s independent registered public accounting firm and approves services rendered by such auditors. Messrs. Babson, Boldt, Byrnes and Splude (Chairman) are members of the Audit Committee. The Audit Committee held four meetings in 2004. Each member of the Audit Committee meets the audit committee member independence requirements of the Nasdaq rules and is independent under the rules of the Securities and Exchange Commission. The Board has determined that John W. Splude qualifies as an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission.

        The Compensation Committee determines (subject to Board approval for officers other than the Company’s Chief Executive Officer) compensation levels for the Company’s executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers the Company’s equity-based incentive compensation plans. Messrs. Babson (Chairman), Boldt, Splude and Viets are members of the Compensation Committee. The Compensation Committee held three meetings in 2004.

        The functions of the Nominating and Corporate Governance Committee include recommending those persons to be nominated by the Board for election as directors of the Company and recommending persons to fill vacancies on the Board. In addition, the Nominating and Corporate Governance Committee oversees the governance procedures of the Company. The members of the Nominating and Corporate Governance Committee are Messrs. Byrnes, Fotsch and Viets (Chairman), each of whom meets the nominating committee independence requirements of the Nasdaq rules. The Nominating and Corporate Governance Committee held two meetings in 2004. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Chairman of the Board of the Company and the Chairman of the Nominating and Corporate Governance Committee in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-laws set forth certain requirements for shareholders wishing to nominate director candidates for consideration by shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

Nominations of Directors

        The Nominating and Corporate Governance Committee recommends to the full Board the director nominees to stand for election at the Company’s annual meetings of shareholders and to fill vacancies occurring on the Board.

        In making recommendations to the Board of nominees to serve as directors, the Nominating and Corporate Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include those set forth in the Company’s corporate governance guidelines. However, the Board believes the following minimum qualifications must be met by a director nominee to be recommended by the Nominating and Corporate Governance Committee:

•	Each director must display high personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

•	One or more of the directors generally should be active or former chief executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

•	Directors should be selected so that the Board is a diverse body.

Communications with Board of Directors

        Shareholders may communicate with the full Board, or individual directors, by submitting such communications in writing to Gehl Company, Attention: Board of Directors (or the individual director(s)), 143 Water Street, West Bend, WI 53095. Such communications will be delivered directly to the director or directors to whom the correspondence is addressed.

Compensation of Directors

        Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Each of the non-employee directors receive an annual retainer fee of $20,000. In addition, the Chairman of the Audit Committee receives a $5,000 annual retainer fee, and the Chairman of the Compensation Committee receives a $3,000 annual retainer fee. Each non-employee director receives a fee of $1,250 for each Board meeting attended and a fee for each committee meeting attended according to the following schedule:

Committee	Chairman	Member
Audit	$2,500	$1,500
Compensation	$1,500	$1,000
Nominating and Corporate Governance	$1,000	$750

        In addition to the compensation described above, and in accordance with the terms of the Gehl Company 2004 Equity Incentive Plan (the “2004 Plan”), each of the non-employee directors on April 26, 2004 (the next business day after the 2004 annual meeting), automatically received options to purchase 2,000 shares of Common Stock at a per share exercise price of $17.30. Under the 2004 Plan, each non-employee director (if he continues to serve in such capacity) will, on the day after the annual meeting of shareholders in each year, automatically be granted options to purchase 2,000 shares of Common Stock. Options granted to non-employee directors under the 2004 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable ratably over the three-year period following the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement within three years after the date of grant or in the event of a “change of control of the Company” (as defined in the 2004 Plan) within three years after the date of grant, then the option will become immediately exercisable in full. Options granted to non-employee directors terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director of the Company.

Meetings

        The Board held six meetings in 2004. Each director, except for Mr. Neunteufel (who became a director in July, 2004), attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served during 2004. Directors are expected to attend each annual meeting of the shareholders of the Company. All of the Company’s then current Directors attended the 2004 annual meeting of shareholders.

PRINCIPAL SHAREHOLDERS

Directors and Management

        The following table sets forth certain information, as of February 11, 2005, regarding beneficial ownership of Common Stock by each director, Company Nominee, each of the executive officers named in the Summary Compensation Table set forth below and all directors, Company Nominees and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

Name of Individual or Number in Group	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
William D. Gehl	277,230		4.0%
Nicholas C. Babson	11,009		*
Thomas J. Boldt	17,624		*
Marcel-Claude Braud	0	(3)	*
John T. Byrnes	12,856		*
Richard J. Fotsch	9,842		*
Hans Neunteufel	108	(4)	*
John W. Splude	16,924		*
Hermann Viets	12,009		*
Malcolm F. Moore	82,467		1.2%
Daniel M. Keyes	13,019		*
Michael J. Mulcahy	34,174		*
Thomas M. Rettler	5,660		*
Kenneth P. Hahn	24	(5)	*
All directors, nominees and executive
officers as group (15 persons)	507,120		7.2%

*	The amount shown is less than 1% of the outstanding shares.

(1)	Total shares of Common Stock outstanding as of February 11, 2005 were 6,635,947.

(2)	Includes shares subject to exercisable options as of February 11, 2005, and options exercisable within 60 days of such date, as follows: Mr. Gehl, 231,000 shares; Mr. Babson, 7,999 shares; Mr. Boldt, 9,999 shares; Mr. Byrnes, 5,999 shares; Mr. Fotsch, 5,999 shares; Mr. Splude, 13,999 shares; Dr. Viets, 7,999 shares; Mr. Moore, 74,667 shares; Mr. Keyes, 10,999 shares; Mr. Mulcahy, 25,166 shares; and all directors, Company Nominees and executive officers as a group, 407,492 shares.

(3)	Manitou BF S.A. owns 961,768 shares of Common Stock. See “Principal Shareholders – Other Beneficial Owners.” Mr. Braud is President and Chief Executive Officer of the Manitou Group, the parent company of Manitou BF S.A.

(4)	Neuson Kramer Baumaschinen AG and certain affiliated entities beneficially own 767,349 shares of Common Stock. See “Principal Shareholders – Other Beneficial Owners.” Mr. Neunteufel is a director and a trustee of the affiliated entities.

(5)	Mr. Hahn resigned as Vice President of Finance and Chief Financial Officer of the Company on August 20, 2004.

Other Beneficial Owners

        The following table sets forth certain information regarding beneficial ownership by the only other persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

Amount and Nature of Beneficial Ownership
Name and Address of	Voting Power		Investment Power			Percent
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class
Manitou BF S.A
21 430 Route l'Aubiniere
BP 249
Ancenis Cedex
France	961,768	-0-	961,768	-0-	961,768	14.5%
Neuson Kramer Baumaschinen AG
Haidfeldstrasse 37
4060 Leonding, Austria	767,349	-0-	767,349	-0-	767,349	11.6%
FMR Corporation
82 Devonshire Street
Boston, MA 02109	-0-	-0-	635,000	-0-	635,000	9.6%
Dimensional Fund Advisors Inc.
1299 Ocean Avenue
Santa Monica, CA 90401	488,234	-0-	488,234	-0-	488,234	7.4%

EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table sets forth certain information regarding compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of certain executive officers of the Company. The executive officers named in the table below are sometimes referred to herein as the “named executive officers.”

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Restricted Stock Awards (b)	Securities Underlying Options	All Other Compensation ($)
William D. Gehl	2004	432,300	379,579	299,400	36,000	17,929	(c)
Chairman and Chief	2003	393,000	50,835		30,000	17,467
Executive Officer	2002	393,000	281,250		30,000	16,967
Malcolm F. Moore	2004	322,269	248,147	169,660	24,500	15,407	(d)
President and	2003	294,000	45,423		24,000	14,426
Chief Operating Officer	2002	293,462	210,000		20,000	14,141
Thomas M. Rettler	2004	80,096	44,854	106,617	17,350	838	(f)
Vice President and Chief
Financial Officer
Daniel M. Keyes	2004	167,168	83,083	45,534	6,800	9,430	(g)
Vice President Sales and	2003	158,346	16,470		5,000	8,968
Marketing	2002	154,327	112,500		4,000	8,868
Michael J. Mulcahy	2004	128,450	62,916	0	2,000	8,600	(h)
Vice President, Secretary	2003	124,800	11,007		2,000	8,219
and General Counsel	2002	124,800	93,600		3,000	8,600
Kenneth P. Hahn	2004	166,530	101,262	0	0	5,900	(j)
	2003	183,000	18,190		2,000	10,209
	2002	182,692	131,250		4,000	10,219

(a)	The amounts shown in this column for 2004 relate to bonuses earned by the named executive officers pursuant to the Company’s 2004 Incentive Bonus Plan. The 2004 Incentive Bonus Plan was approved by the Board of Directors and is focused on both net income and operating asset return. The amounts shown in this column for 2002 relate to one-time retention bonuses paid to the named executive officers. The retention bonus arrangement was approved by the Board of Directors in conjunction with the Company’s strategic review process undertaken in 2001. To be eligible to receive a bonus, the officer was required to remain in the employ of the Company during the strategic review process and through March 31, 2002.

(b)	The amounts shown in this column represent the market value of the restricted stock based upon the closing price of the Common Stock on the restricted stock grant date. Restricted stock awarded under the 2004 Plan generally will be subject to a three year restriction period (except for restricted stock awarded to Mr. Rettler upon his joining the Company, which has a five year restriction period).

(c)	Includes for 2004 (i) $2,610 in life insurance premiums paid by the Company, (ii) $8,919 in long-term disability insurance premiums paid by the Company, (iii) $6,419 in extended care insurance premiums paid by the Company, and (iv) a matching contribution of $6,400 under the Gehl Savings Plan, a 401(k) Plan.

(d)	Includes for 2004 (i) $2,252 in life insurance premiums paid by the Company, (ii) $6,657 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $6,468 under the Gehl Savings Plan, a 401(k) Plan.

(e)	Mr. Rettler became Vice President and Chief Financial Officer of the Company on August 23, 2004.

(f)	Includes for 2004 (i) $590 in life insurance premiums paid by the Company and (ii) $248 in long-term disability insurance premiums paid by the Company.

(g)	Includes for 2004 (i) $1,166 in life insurance premiums paid by the Company, (ii) $3,141 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $5,123 under the Gehl Savings Plan, a 401(k) Plan.

(h)	Includes for 2004 (i) $898 in life insurance premiums paid by the Company, (ii) $3,667 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $4,035 under the Gehl Savings Plan, a 401(k) Plan.

(i)	Mr. Hahn resigned as Vice President of Finance and Chief Financial Officer of the Company on August 20, 2004. In connection with his resignation, Mr. Hahn received a severance payment of $43,498, which is reflected in the “Bonus” column above.

(j)	Includes for 2004 (i) $888 in life insurance premiums paid by the Company, (ii) $558 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $4,454 under the Gehl Savings Plan, a 401 (k) Plan.

Stock Options

        The Company has in effect equity-based incentive plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 2004 to each of the named executive officers.

Option Grants in 2004 Fiscal Year

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate
William D. Gehl	36,000	36.9%	$24.95	12/15/14	$564,840	$1,431,360
Malcolm F. Moore	24,500	25.1%	$24.95	12/15/14	$384,405	$974,120
Daniel M. Keyes	6,800	7.0%	$24.95	12/15/14	$106,692	$270,368
Michael J. Mulcahy	2,000	2.0%	$24.95	12/15/14	$31,380	$79,520
Thomas M. Rettler	15,000		$18.03	08/22/14	$170,100	$430,950
	2,350	17.8%	$24.95	12/15/14	$36,871	$93,436
Kenneth P. Hahn	0	0	--	--	0	0

(1)	The options reflected in the table for each of the named executive officers (which are non-qualified options for purposes of the Internal Revenue Code) vest ratably over the three-year period from the date of grant. Vesting of the options will be accelerated in the event of the optionee’s death or disability or in the event of a change in control of the Company.

(2)	This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

        The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 2004 fiscal year and the fiscal year-end value of unexercised options held by the named executive officers.

Aggregated Option Exercises in 2004 Fiscal Year
And
Fiscal Year-End Option Values

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William D. Gehl	60,000	$531,675	231,000	66,000	$2,063,030	$340,000
Malcolm F. Moore	10,000	$52,966	74,667	47,167	$491,072	$252,672
Daniel M. Keyes	13,333	$82,027	10,999	11,468	$103,092	$51,580
Michael J. Mulcahy	7,000	$63,965	25,166	4,334	$236,343	$27,507
Thomas M. Rettler	0	0	0	17,350	0	$79,650
Kenneth P. Hahn	65,166	$273,995	0	0	0	0

(1)	The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.

Retirement Plan

        The Company maintains a defined benefit pension plan (the “Retirement Plan”) to provide retirement benefits to certain employees, including the named executive officers. The following table estimates various annual benefits payable at age 65 to participants with the years of service and average compensation levels set forth below:

	Estimated Annual Benefits Payable at Age 65 For Indicated Years of Credited Service
Final Annual Average Compensation	5 Years	10 Years	15 Years	20 Years	25 Years	35+ Years
$ 75,000	$3,750	$7,500	$11,250	$15,000	$18,750	$26,250
100,000	5,000	10,000	15,000	20,000	25,000	35,000
130,000	6,500	13,000	19,500	26,000	32,500	45,500
170,000	8,500	17,000	25,500	34,000	42,500	59,500
205,000	10,250	20,500	30,750	41,000	51,250	71,750

        A participant may elect one of several single life or joint and survivor annuity payment options which provide monthly retirement benefits calculated on an actuarial basis. Benefits under the Retirement Plan are not reduced by a participant’s Social Security benefits. The Retirement Plan provides for reduced early retirement and pre-retirement death benefits.

        Compensation covered by the Retirement Plan for each of the named executive officers is such person’s salary as shown in the Summary Compensation Table subject to the maximum provided in the Internal Revenue Code. The maximum was $205,000 for 2004. The number of years of credited service as of December 31, 2004 that will be recognized for Messrs. Gehl, Moore, Keyes, Mulcahy and Rettler is 12.2 years, 5.3 years, 4.1 years and 29.6 years and .4 years respectively.

Supplemental Retirement Benefit Agreements

        The Company has entered into a supplemental retirement benefit agreement under which Mr. Gehl will receive a monthly retirement benefit for fifteen years. Under the agreement, the monthly benefit to be received by Mr. Gehl is computed by multiplying the percentage by which benefits have vested by an amount equal to 60% of average monthly compensation computed by reference to the highest base salary and cash bonus earned for any five calendar years within the last ten completed calendar years of service preceding termination, less any amounts Mr. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security. The agreement provides for a pre-retirement death benefit consisting of ten annual payments in the amount of 40% of the average annual compensation computed by reference to the five highest annual base salaries and cash bonuses earned within the last ten calendar years preceding the date of death. Benefits vest under the agreement at a rate of 10% per year for the first four years of service with the Company and are deemed to be fully vested after five years. Mr. Gehl is fully vested under his agreement. In the event of a “change of control” of the Company, the present value of the benefit is payable in a lump sum. The supplemental retirement benefit agreement also contains a covenant not to compete that covers Mr. Gehl for a two-year period following his termination of employment. Failure to comply with such provision will result in a forfeiture of benefits under the agreement.

        The Company has also entered into supplemental retirement benefit agreements under which Messrs. Moore, Keyes, Mulcahy and Rettler will receive a monthly retirement benefit for fifteen years. Under the agreements, the monthly benefit to be received by each of Messrs. Moore, Keyes, Mulcahy and Rettler is computed by multiplying a vesting percentage by the product of (i) the average monthly compensation computed by reference to the highest base salary and cash bonus earned by the executive for any five calendar years within the last ten completed calendar years of service preceding termination and (ii) for Mr. Moore: 50%; for Mr. Rettler: 40%; and for Messrs. Keyes and Mulcahy: 30%. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of five annual payments in the amount of 40% of the average annual salary computed by reference to the highest base salaries and cash bonuses earned during a consecutive five-year period preceding the date of death. Benefits vest under the supplemental retirement benefit agreement at a rate of 10% per year for the first four years following execution and are deemed to be fully vested after five years. In the event there is a “change in control” of the Company as defined in the supplemental retirement benefit agreement, benefits become 100% vested and the present value of each benefit is payable in a lump sum. As of December 31, 2004, Mr. Keyes had 4.1 years of credited service, Mr. Rettler had ..4 years of credited service and Messrs. Moore and Mulcahy were fully vested under their respective supplemental retirement benefit agreements. The supplemental retirement benefit agreements also contain a covenant not to compete which covers Messrs. Moore, Keyes, Mulcahy and Rettler for a two-year period following termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

        Assuming full vesting, the estimated annual benefits payable to Messrs. Gehl, Moore, Keyes, Mulcahy and Rettler under the supplemental retirement benefit agreements based upon their current compensation would be $487,128 (less any amounts Mr. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security), $285,204 (less any amounts Mr. Moore would be entitled to receive under the Retirement Plan or pursuant to Social Security), $75,072, $57,444 and $115,944, respectively.

Employment Agreement

        The Company has an employment agreement with Mr. Gehl pursuant to which Mr. Gehl is to serve as the Chairman of the Board and Chief Executive Officer of the Company through June 14, 2008. During the term of his employment agreement, Mr. Gehl will be paid a minimum annual base salary of $432,300. The base salary paid to Mr. Gehl under his employment agreement is reviewed at least annually by the Board or a committee thereof and may be increased or decreased at that time subject to the minimum base salary described above. Mr. Gehl’s current base salary is $432,300.

        If, for any reason other than cause or Mr. Gehl’s death or disability and other than in connection with a “change in control” of the Company (as defined in his agreement), the employment of Mr. Gehl is terminated before the term of employment has been completed, Mr. Gehl will be entitled to receive his base salary for two full years from the date of termination as well as the opportunity to continue to participate in the Company’s employee benefit plans for such period. Pursuant to his agreement, in the event of a change in control of the Company, the term of Mr. Gehl’s employment will automatically be extended to a date which is two years after the change in control. In addition, upon the change in control, Mr. Gehl’s unvested stock options shall immediately vest and any restrictions on any other benefits granted to Mr. Gehl shall terminate and those benefits shall become immediately exercisable or payable, as the case may be. If, during the two-year period following a change in control, the Company terminates Mr. Gehl’s employment (other than for cause) or if Mr. Gehl terminates his employment for “good reason” (as defined in the employment agreement), including as a result of significant changes in his working conditions or status without his consent or after his continued employment for six months following the change in control, then Mr. Gehl will receive all accrued but unpaid benefits to the date of his termination plus a lump-sum termination payment equal to three times the sum of his current base salary and the highest bonus he earned during the preceding five years, the present value of his benefits under his most current Supplemental Retirement Benefit Agreement and outplacement services or, in lieu thereof, receive a lump sum cash payment of $15,000. Mr. Gehl’s agreement also provides that he will receive family medical benefits for two years following such termination. Mr. Gehl’s employment agreement also provides the benefits described above in connection with certain terminations which are effected in anticipation of a change in control. The foregoing termination payment and other benefits may be reduced to the extent necessary to avoid an “excess parachute payment” under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Gehl. Under the terms of his employment agreement, Mr. Gehl is also eligible to receive, among other benefits, an annual cash bonus and certain life insurance coverage. Under his employment agreement, Mr. Gehl is subject to a covenant not to compete following termination of his employment with the Company.

Severance Agreements

        The Company has in effect severance agreements with each of Messrs. Moore, Keyes, Mulcahy, and Rettler. Pursuant to the terms of their respective severance agreements, in the event of a “change in control” of the Company (as defined in the agreements), Messrs. Moore, Keyes, Mulcahy, and Rettler will be granted two-year employment terms with the Company and will be entitled to such base salaries, bonus opportunities and other benefits substantially equivalent to those to which they were entitled immediately prior to the change in control. In addition, upon the change in control, their unvested stock options will automatically vest and any restrictions on any other benefits granted to them shall terminate and those benefits shall become fully vested. If, during the two-year employment period following a change in control, the Company terminates the executive officer’s employment (other than for cause) or if the officer terminates his employment for “good reason” (as defined in the severance agreements), including as a result of significant changes in the executive officer’s working conditions or status without his consent, then the officer will receive all accrued but unpaid benefits to the date of termination, family medical benefits for two years after such termination, a lump-sum termination payment equal to two times the sum of his current base salary and the highest bonus amount earned by each in any of the five (5) fiscal years preceding the year in which the date of termination occurs (for Mr. Rettler, until the first full year bonus has been earned, the bonus shall be based on the “targeted” amount of 40% of base salary), the present value of his benefits under his most current Supplemental Retirement Benefit Agreement with the Company and outplacement services or, in lieu thereof, receive a lump sum cash payment of $15,000. The severance agreements also provide that the benefits described above may be payable in connection with certain terminations which are effected in anticipation of a change in control. In addition, the severance agreements provide that, if the executive officer’s employment is involuntarily terminated by the Company other than for cause or upon the officer’s death or disability and other than in connection with a change in control, the officer will be entitled to receive his base salary for one (1) full year from the date of termination and to participate in the Company’s group health and welfare plans for one year after such termination.

        The foregoing termination and other benefits may be reduced to the extent necessary to avoid an “excess parachute payment” under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to the executive officer.

REPORT ON EXECUTIVE COMPENSATION

        This Report on Executive Compensation describes the policies employed generally by the Compensation Committee for the development of the Company’s executive compensation program and the application of these policies to executive compensation during fiscal 2004. The members of the Compensation Committee during fiscal 2004 were Messrs. Babson (Chairman), Boldt, Splude and Viets.

Function of the Compensation Committee

        The Compensation Committee develops the compensation program for the Company’s executive officers, including the grant of equity awards under the Company’s equity-based plans. Final approval of the Company’s executive compensation package as recommended by the Compensation Committee (other than the grant of equity awards under the Company’s equity-based plans and the salary, bonus and other benefits of the Company’s Chief Executive Officer, which grants, salary, bonus and benefits are at the sole discretion of the Committee) is the responsibility of the Board. During fiscal 2004, the Board adopted the recommendations of the Compensation Committee without material modification.

Executive Compensation and Equity Incentive Policies

        The basic policy of the Compensation Committee is to provide a competitive compensation program for executive officers sufficient to attract and retain those executive officers considered crucial to the attainment of the Company’s long-term strategic goals, including the enhancement of shareholder value. The compensation package for executive officers consists of base salary, opportunities for cash bonuses and equity-based awards, including both stock options and restricted stock, and participation in other employee benefits plans offered by the Company.

        In determining salary levels for executive officers of the Company, the Compensation Committee takes into consideration each individual’s level of expertise and experience and his or her performance in the individual’s particular area of responsibility during the past fiscal year as well as the overall financial performance of the Company. The Committee did engage an outside compensation consultant in connection with establishing salary, bonus and other benefit levels for the Company’s executive officers for fiscal 2005.

        In addition to base salaries, the Company’s compensation package includes an opportunity for key employees (including executive officers) to earn cash bonuses. The Company had in effect the 2004 Incentive Compensation Plan for its executive officers and other key managers that awarded annual variable cash payments based upon net income and the return on assets. The Company’s 2004 Incentive Compensation Plan emphasized a net income before taxes corporate performance target and a return on assets target, along with an individual goals performance objective for each participant in the plan. Bonuses earned by the named executive officers for 2004 performance under the 2004 Incentive Compensation Plan are reflected in the “Bonus” column of the Summary Compensation Table.

        To provide an additional performance incentive for its executive officers and other key management personnel, the Company’s executive compensation package includes stock option and restricted stock grants. Under the Company’s 2004 Equity Incentive Plan, the Compensation Committee also has the authority to grant, in addition to stock options, and restricted stock, other equity-based awards, including stock appreciation rights, and performance shares. The general purpose of the Company’s current equity-based plans is consistent with the basic policy of the Company’s executive compensation program, which is designed to promote the achievement of the long-range strategic goals of the Company and to enhance shareholder value. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. Restricted stock awarded under the 2004 Equity Incentive Plan generally will be subject to a three year restriction period; however, restricted stock awarded to Mr. Rettler upon his joining the Company has a five year restriction period. Consideration is given to the financial performance of the Company in determining whether in the first instance to award stock options or restricted stock and in determining the size of any award. In addition, consideration is given to the level of responsibility of the individual executive officer within the Company, the performance of such officer in his or her area of responsibility and the officer’s salary grade in recommending the size of the awards. Although these factors are considered, no specific weight is assigned to one factor as compared to the others in making an option award determination. Options relating to an aggregate of 97,650 shares of Common Stock (including an option for 36,000 shares granted to the Company’s Chief Executive Officer) were awarded to the executive officers and other key management personnel in 2004. In addition, 28,485 shares of restricted Common Stock, including 12,000 shares awarded to the Company Chief Executive Officer, were awarded to the executive officers and other key management personnel in 2004.

        In addition to base salary, cash bonus opportunity and the potential for equity-based awards, all executive officers of the Company are eligible to participate in the various employee benefit plans offered to employees of the Company. The Company’s policy with respect to these plans (including the Company’s retirement plan, savings plan and life insurance program) is to provide competitive benefits to its employees, including executive officers, to encourage their continued service with the Company and to attract qualified individuals for available Company positions.

CEO Compensation

        During fiscal 2004, William D. Gehl, the Company’s Chief Executive Officer, was paid a salary of $432,300. Mr. Gehl is party to an employment agreement with the Company described under the heading “Executive Compensation-Employment Agreement.” Pursuant to Mr. Gehl’s employment agreement, his base salary is subject to review on at least an annual basis and may be increased or decreased as determined to be appropriate, provided that Mr. Gehl’s annual base salary may not be decreased below $432,300. In reviewing Mr. Gehl’s proposed employment agreement, the Committee focused on three factors: the competitiveness of Mr. Gehl’s proposed compensation; performance-related compensation issues; and the fairness and reasonableness of the employment agreement. The Committee also considered a report from its compensation consultant that concluded the proposed compensation package for Mr. Gehl was reasonable and competitive based on their review of peer companies and industry trends. For fiscal 2004 performance, Mr. Gehl earned a cash bonus of $379,579 pursuant to the terms of the Company’s 2004 Incentive Bonus Plan as described above. Based upon a comprehensive review of the Company’s performance and on the factors described above, Mr. Gehl received on December 16, 2004 an option to purchase 36,000 shares of Common Stock at an exercise price of $24.95 per share and a restricted stock grant of 12,000 shares.

Deductibility of Executive Compensation

        Under Section 162(m) of the Internal Revenue Code, a tax deduction by certain corporate taxpayers, such as the Company, is limited with respect to the compensation of specified executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee intends that the compensation paid to the Company’s executive officers will qualify for deductibility by the Company under Section 162(m).

COMPENSATION COMMITTEE

Nicholas C. Babson (Chairman)
Thomas J. Boldt
John W. Splude
Hermann Viets

PERFORMANCE INFORMATION

        The following graph compares the cumulative total return (change in stock price plus reinvested dividends) of the Common Stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Small Cap Construction and Farm Machinery Index. The graph assumes $100 was invested on December 31, 1999 in each of the three alternatives, and that all dividends were reinvested.

Comparison of Five Year Cumulative Market Performance
Among S&P 500 Index, S&P Small Cap Construction
and Farm Machinery Index, and the Company
(Assumes $100 invested December 31, 1999 with dividends reinvested)

	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
S&P Composite 500	$100.00	$88.73	$77.16	$59.13	$74.73	$82.76

S&P Small Cap Construction
and Farm Machinery Index	$100.00	$81.15	$25.42	$9.54	$16.03	$21.47

Gehl	$100.00	$117.04	$89.40	$96.88	$56.70	$151.82

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board is composed of four directors and operates under a written charter approved by the Board. Each member of the Audit Committee meets the audit committee independence requirements of the Nasdaq rules and is independent under the rules of the Securities and Exchange Commission.

        Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and oversee this process.

        In discharging its oversight responsibility relative to the audit process, the Audit Committee performed, among others, the following functions during fiscal year 2004:

•	Reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2004;

•	Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and supplemented; and

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and discussed with PricewaterhouseCoopers LLP its independence.

•	Reviewed the Audit Committee Charter.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        The Audit Committee has concluded that the audit and permitted non-audit services rendered by PricewaterhouseCoopers LLP’s described in “Approval of the Selection of the Independent Registered Public Accounting Firm” is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

AUDIT COMMITTEE

John W. Splude (Chairman)
Nicholas C. Babson
Thomas J. Boldt
John T. Byrnes

APPROVAL OF SELECTION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

        The Board recommends the approval of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2005.

        PricewaterhouseCoopers LLP acted as the independent registered public accounting firm for the Company for the year ended December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

        PricewaterhouseCoopers LLP provided to the Company during fiscal years 2004 and 2003 the following professional services:

	2004	2003
Audit Fees(1)	$494,600	$219,000
Audit-Related Fees(2)	65,600	78,900
Tax Fees(3)	102,900	198,200
All Other Fees	0	0

Total	$663,100	$496,100

(1)	Audit of annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q.

(2)	Primarily due diligence work, employee benefit plan audits and internal control advisory services.

(3)	Tax return preparation ($53,000 for 2004 and $75,300 for 2003, respectively) and tax consultations.

        The affirmative vote of the holders of a majority of the shares of Common Stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the appointment of the independent registered public accounting firm. Any shares not voted at the Annual Meeting (whether as a result of broker non-votes, abstentions or otherwise) with respect to the approval of the appointment of the independent registered public accounting firm will have no impact on the vote.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE GEHL COMPANY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.

OTHER MATTERS

Shareholder Proposals

        Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2006 annual meeting of shareholders and included in the Company’s proxy materials for that meeting must be received by the Company no later than November 7, 2005. Further, a shareholder who otherwise intends to present business at the 2006 annual meeting must comply with the requirements set forth in the Company’s By-laws. To bring business before an annual meeting, a shareholder must, among other things, give written notice thereof, complying with the By-laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the last Thursday in the month of April, subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. The 2006 annual meeting of shareholders is tentatively scheduled to be held on April 21, 2006. Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2006 annual meeting of shareholders but does not intend to have included in the Company’s proxy materials) on or prior to February 26, 2006 (assuming an April 21, 2006 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2006 annual meeting. If the Board nonetheless chooses to present such proposal at the 2006 annual meeting, then the persons named in proxies solicited by the Board for the 2006 annual meeting may exercise discretionary voting power with respect to such proposal.

Compliance with Section 16(a) Beneficial Ownership Reporting

        Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors, officers and any beneficial owner of greater than 10% of the Company’s Common Stock to file reports with the Securities and Exchange Commission regarding their ownership of Common Stock and any changes in such ownership. Based upon the Company’s review of copies of these reports, the Company believes that during 2004 the directors, officers and owners of greater than 10% of the Common Stock have complied with the Section 16(a) filing requirements.

Certain Transactions

        The Company has an agreement with Neuson AG (“Neuson”), which through an affiliate, Neuson Kramer Baumaschinen AG, owns more than 10% of the Common Stock of the Company, pursuant to which Gehl distributes excavators and all-wheel-steer loaders manufactured by Neuson and its affiliates under the Company’s “Gehl” and “Mustang” brand names in North and South America. Pursuant to that agreement, the Company purchased in 2004 excavators and all-wheel-steer loaders with an aggregate purchase price of $13,463,772. The Company intends to continue to purchase excavators and all-wheel-steer loaders from Neuson in the future. The terms of the distributor agreement with Neuson and the related purchases were negotiated between the Company and Neuson on an arms-length basis in 1999. Mr. Neunteufel, a director of the Company, is a director or trustee of the Neuson companies.

        The Company has an agreement with Manitou BF S.A. (“Manitou”), which owns more than 10% of the Common Stock of the Company, pursuant to which each party will purchase certain models of telehandlers manufactured by the other for distribution in the United States. Pursuant to that agreement, the Company is expected to purchase from Manitou in 2005 telehandlers with an estimated aggregate wholesale value of approximately $5.3 million, and the Company expects to sell to Manitou in 2005 telehandlers with an estimated aggregate wholesale value of approximately $4.3 million. In addition, the Company has an agreement with Manitou to manufacture certain models of telehandlers under a license and manufacturing agreement with Manitou. It is expected that the Company will purchase from Manitou kits and components for the manufacture of telehandlers in the latter part of 2005. Such purchases from Manitou are included in the estimated purchases from Manitou described above. The terms of the distributor agreement with Manitou, and the related purchases by each party and the terms of the licensing and manufacturing agreement were negotiated between the Company and Manitou on an arms-length basis in 2004. Mr. Braud, a nominee for election as a director of the Company, is President and Chief Executive Officer of the Manitou Group, which includes Manitou BF S.A. Pursuant to an agreement with Manitou, the Company has agreed to use reasonable efforts to nominate Mr. Braud for election as a director of the Company.

Solicitation of Proxies

        Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations.

        All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

        Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or by sending a written request addressed to Gehl Company, Attention: Secretary, 143 Water Street, West Bend, Wisconsin 53095.

By Order of the Board of Directors GEHL COMPANY
/s/ Michael J. Mulcahy
Michael J. Mulcahy Secretary

March 7, 2005

PROXY

GEHL COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for 2005 Annual Meeting of Shareholders to be held April 22, 2005

        The undersigned hereby appoints William D. Gehl and Michael J. Mulcahy, or either of them (with full power of substitution in each of them), as Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Gehl Company held of record by the undersigned on February 28, 2005, at the annual meeting of shareholders to be held on April 22, 2005, or any adjournments or postponements thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominees and “FOR” the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2005.

        The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the annual meeting and the proxy statement.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

GEHL COMPANY

April 22, 2005

Please date, sign and mail your proxy card
in the envelope provided as soon as possible.

| V	Please detach along perforated line and mail in the envelope provided.	| V

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
A VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL
YEAR 2005. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWNHERE |X|

1.	The four (4) directors nominated for election are:			2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm
[ ]	FOR ALL NOMINEES	NOMINEES:		for fiscal year 2005.
[ ] [ ]	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	o Marcel - Claude Braud o Nicholas C. Babson o Thomas J. Boldt o Hans Neunteufel	For a term ending in 2007 For a term ending in 2008 For a term ending in 2008 For a term ending in 2008	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.